EXHIBIT 99.1

AMERICAN LEARNING CORPORATION

ANNOUNCES FILING OF FORM 15

JERICHO, NY, April 29, 2013: American Learning Corporation (the “Company”) announced today that the Company intends to voluntarily file a Form 15 (Certification and Notice of Termination of Registration) with the Securities and Exchange Commission (the "SEC") tomorrow, April 30, 2013, to terminate the registration of its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended. The Company is eligible to terminate its registration by filing a Form 15 because it has fewer than 300 shareholders of record at the beginning of its current fiscal year.

The Company’s Board of Directors authorized the termination of registration of the Company’s common stock after careful consideration of the advantages and disadvantages of being an SEC reporting company. The Board concluded that the consequences of remaining an SEC reporting company, which includes significant costs associated with regulatory compliance, outweighed the current benefits of remaining registered with the SEC.

The Form 15 will become effective 90 days after filing if there are no objections from the SEC or such shorter period as the SEC may determine. The Company's SEC reporting obligations, including the obligations to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, will be immediately suspended upon the filing of the Form 15, unless the SEC denies the effectiveness of Form 15, in which case the Company is required to file all required reports within 60 days of such denial.

The Company expects that, as a result of the Form 15 filing, its common stock will be removed from trading on the OTCQB Marketplace. Shares are anticipated being available for trading on the OTC Markets, although there can no assurances that any trading market for the Company's securities will exist after the Company has filed the Form 15, and the liquidity of such trading market may be very limited.

American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.